Exhibit 10.1

DATED                                      June 17, 2016

BIO-AMD UK HOLDINGS LIMITED
-and-

THE MANAGERS

-and-

BIO-AMD, INC.

___________________________________

SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT
relating to BIO-AMD UK HOLDINGS LIMITED

___________________________________

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Contents

Clause		Page
1	Definitions	3
2	Interpretation	5
3	Conditions	7
4	Completion	7
5	Warranties	8
6	Covenants	11
7	ITEPA	12
8	Board	13
9	Consents etc	14
10	Announcements and confidentiality	14
11	Variation of this Agreement and the Articles	15
12	Notices	15
13	General	16
14	Governing law and jurisdiction	18
Schedule 1		20
Part A – Managers		20
Part B - Issued share capital immediately before and following Completion		20
Part C - The Company		21
Conditions		22
Schedule 3		23
Warranties		23
Schedule 4		25
Part A - Matters requiring Investor Consent		25
Part B - Conduct of Group		27
Part C – Provision of Information		27
Part D – Manager Covenants		28
Schedule 5		29
Deed of Adherence		29
Schedule 6		30
Assets to be transferred		30

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THIS AGREEMENT is made on 17 June 2016
BETWEEN:

(1)	Bio-AMD UK Holdings Limited (company number 06909826) whose registered office is at Sci-Tech Daresbury, Keckwick Lane, Daresbury, WA4 4FS, UK (“Company”);
(2)	The Persons whose names and addresses are set out in Schedule 1, Part A (the “Managers” and individually a “Manager”); and
(3)	Bio-AMD, Inc. (I.R.S. Employer Identification No 20-5242826) having principal executive offices at Sci-Tech Daresbury, Keckwick Lane, Daresbury, WA4 4FS, UK (the “Investor”)
NOW IT IS AGREED as follows:
1	Definitions
In this Agreement, unless the context otherwise requires:
 “Articles” means the articles of association of the Company or as subsequently amended from time to time;
“Board” means the board of directors of the Company;
“Business” means the business of the development and exploitation of intellectual property and products for use in the healthcare sector or the holding or companies similarly engaged therein (as the same may be changed from time to time in accordance with the provisions of this Agreement);
“Business Day” means any day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays);
“Companies Act 1985” means Companies Act 1985;
“Companies Act 2006” means Companies Act 2006;
“Companies Acts” means the Companies Act 1985 and the Companies Act 2006 in each case to the extent to which the provisions of the same are for the time being in force;
“Completion” means completion of the Investment in accordance with Clause 4;
“Completion Board Minutes” means minutes of a meeting of the Board comprising resolutions to be passed on or before Completion;
“Completion Date” means the date of Completion;
“Conditions” means the conditions referred to Clause 3 and set out in Schedule 2;
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“Confidential Information” means save in so far as such information is already in the public domain (other than by breach of any duties of confidentiality) or is required to be disclosed by reason of any legal requirement or any rule or regulation of any Recognised Investment Exchange or any government or regulatory authority, all knowledge and information (whether or not recorded in documentary or machine readable form) which is secret or confidential to the business or affairs of the Group;
“Deed of Adherence” means a deed contemplated by Clause 13.5 and substantially in the form set out in Schedule 5;
“Directors” means the directors of the Company from time to time;
“Disclosure Letter”, if any, means a letter of even date from the Warrantors to the Investor specifying disclosures to the Warranties given at Completion and includes the documents attached to it;
“Encumbrance” means any claim, mortgage, lien, pledge, charge, encumbrance, hypothecation, trust, right of pre-emption or any other restriction or third party right or interest (legal or equitable) or any other security interest of any kind however created or arising (or any agreement or arrangement to create any of them);
“Managers” means Nasr-Eddine Djennati and Andrew Mitchell as listed in Schedule 1;
 “Group” means the Company, each holding company for the time being of the Company and all the subsidiaries or subsidiary undertakings for the time being of any one of them;
“Group Company” means any member for the time being of the Group;
“ICTA” means the Income and Corporation Taxes Act 1988;
“Indebtedness” means the total of: (a) amounts borrowed by the Group; (b) any actual or contingent liability under a guarantee given by a Group Company; (c) amounts due by the Group under any credit sale, hire purchase, and equipment leasing agreements, insofar as any of these can properly be attributed to capital; but excluding loans, and guarantees, from one Group Company to another;
“Intellectual Property Rights” means all intellectual property rights subsisting at any time in any part of the world including patents (including patent applications, any continuation applications, divisional applications, or continuation in part applications that claim priority to the patents and/or applications, any patents that issue from any of the foregoing, and any reissues, re-examinations, renewals, substitutions, and extensions of any of the foregoing) trade marks, trade names, marks, design rights, data base rights and copyrights (whether any of such rights are registered or unregistered) all rights in, to or in connection with confidential information and all know how, business information (including technical, process, clinical or other information, business plans, procedures), technical information (including knowledge, research, techniques, designs, science data, specifications, practices, procedures, assays, formulae, processes, systems, improvements, methods, skill, test and other data including chemical, pharmacological, toxicological and clinical tests and other data, analytical and quality control data, and laboratory notes), regulatory information and applications, authorizations, permits and licenses, trade secrets, computer programs and domain names and registrations and applications for any of the foregoing;
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“Investment” means the subscription by the Investor and the transferred assets made for the Ordinary Shares under this Agreement;
“Investor Consent” means the prior written consent of such of the holders of Ordinary Shares holding for the time being over 50% in nominal value of Ordinary Shares then in issue;
“Investor Director” means a person nominated by any of the Investor to be a director of any Group Company pursuant to this Agreement (including his alternate);
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;
“Ordinary Shares” means the ordinary shares of £1 each in the capital of the Company, having the rights set out in the Articles;
“Recognised Investment Exchange” shall have the meaning defined in section 285(1)(a) of the Financial Services and Markets Act 2000;
“Remuneration” means all payments of salary, expenses, fees, value of any benefits in pension contributions and all such other taxable benefits (in each case, in cash or otherwise);
 “Shareholders” means the holders of the Shares from time to time;
“Subscription Monies” means the sum that the Investor has agreed to subscribe for the Ordinary Shares under this Agreement;
“Warranties” means the Warranties referred to in Clause 5 and set out in Schedule 3;
“Warrantors” means the Company and the Managers.
2	Interpretation
2.1	In this Agreement unless the context otherwise requires:
(a)
any recitals and Schedules form part of this Agreement and references to this Agreement include them and references to recitals, Clauses and Schedules are to recitals and clauses of, and schedules to, this Agreement and references in a Schedule or part of a Schedule to paragraphs are to paragraphs of that Schedule or that part of that Schedule;

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(b)
references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended from time to time in accordance with this Agreement or that document (as the case may be);

(c)
words importing a gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa;

(d)	a person is deemed to be connected with another if that person is so connected within the meaning of section 839 ICTA (as in force and construed at the date of this Agreement).
2.2	In this Agreement, unless the context otherwise requires:
(a)
a reference to a statute or statutory provision shall be construed as including a reference to any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made from time to time under that statute or provision (whether before or after the date of this Agreement); and

(b)	a reference to a statute, statutory provision or subordinate legislation (as so defined) shall be construed as including a reference to:
(i)
that statute, provision or subordinate legislation as in force at the date of this Agreement and as from time to time modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the date of this Agreement);  and

(ii)	any statute, statutory provision or subordinate legislation (as so defined) which it consolidates, supersedes, re-enacts or replaces (whether with or without modification).
2.3
Terms used or defined in the Companies Acts or in the Articles shall have the same meanings in this Agreement unless the context otherwise requires provided that company (if not a reference to the Company) shall mean any body corporate wheresoever situated and howsoever incorporated and the other expressions in Companies Act 2006 shall be construed accordingly.

2.4
In this Agreement references to any provision in Companies Act 1985 shall be treated (where and when applicable) as being a reference to the corresponding provision (or the provision(s) most nearly corresponding to it) in the Companies Act 2006 or in any subordinate legislation made under the Companies Act 2006 which replaces it (with or without modification).

2.5
The headings and contents table and the brief description of one clause or one paragraph that is cross referenced within the text of another clause or paragraph in this Agreement are for convenience only and do not affect its interpretation.

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2.6
In this Agreement the words "other", "includes", "including" and "in particular" do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.7	References to an “Investor” shall be deemed to include respectively the Investor, its nominee, its assigns, its transferees and its successors.
2.8
In the Agreement, unless the context otherwise requires or the terms of any adherence express the contrary, the expressions “Investor” or “Manager” includes any party adhering to this Agreement as an Investor or Manager (as the case may be) pursuant to a Deed of Adherence.

2.9	References in this Agreement to any party shall, except where the context otherwise requires, include his successors in title and personal representatives.
3	Conditions
3.1
The Investor's obligation to make the Investment at Completion is conditional upon the Conditions being satisfied to the satisfaction of the Investor (in its absolute discretion) or waived (in whole or in part) in writing by it or on its behalf (in its absolute discretion).

3.2
If the Conditions have not been fulfilled to the satisfaction of the Investor or waived in writing by the Investor (in each case in its absolute discretion) then this Agreement shall lapse and cease to have effect unless the Investor otherwise agrees or requires in writing and no party shall have any claim against any other party under this Agreement or in respect of any claims by the Investor which have arisen prior to such lapse and cessation.   Accordingly, the provisions of Clauses 1 and 2, this Clause 3, Clauses 10, 12, 13 and 14 and such of the other provisions of this Agreement as are necessary to give efficacy to those Clauses or are relevant to the enforcement of those Clauses shall continue to have effect notwithstanding any lapse or cessation under Clause 3.2.

3.3
Save for any claims for arrears of Remuneration, each of the Managers irrevocably waives any claims against the Company, or any of its officers and employees and consultants, which he may have outstanding prior to the Completion Date.

4	Completion
4.1	On satisfaction or waiver of each of the Conditions in accordance with Clause 3, on Completion:
(a)	the business set out in the Completion Board Minutes shall be transacted;
(b)
the Investor shall be deemed to apply and shall subscribe £70 in cash for 70 Ordinary Shares at a price of £1 per share, and the Managers will be deemed to subscribe for 14 shares each, to reflect and produce the prior and resultant shareholdings as listed in Schedule 1 Part B and the Investor shall assign or otherwise transfer the assets listed in Schedule 6, all parties acknowledging the IP assets listed in Schedule 6 are effectively worthless absent the Managers’ skills and expertise to bring them out of development into commercialisation, and the tangible assets are of nominal value;

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(c)	the Company shall:
(i)	allot and issue the Ordinary Shares to the Investor and the Managers free from all Encumbrances;
(ii)	issue a share certificate to the Investor and the Managers for those Ordinary Shares so subscribed;
(iii)	enter the name of the Investor and the Managers in the register of Members in respect of the Ordinary Shares so subscribed;
(iv)	appoint Thomas Barr as the first Investor Director.
5	Warranties
5.1	In consideration of the Investor making the Investment at Completion each of the Warrantors severally warrants to the Investor in the terms of the Warranties.
5.2
Where a Warranty is given or a statement is made in the Disclosure Letter “so far as the Warrantors” (or any similar expression) such Warranty or statement shall be deemed to include an additional statement to the effect that the Warrantors have made all due and careful enquiries of each other.

5.3
A matter shall be regarded as “fairly disclosed” only to the extent that the information in the Disclosure Letter gives to the Investor sufficient information to form a reasonable opinion as to the nature and extent of the matter is disclosed and its effect or likely effect on the business of the Company.

5.4
The Warrantors acknowledge to the Investor that the Investor has entered into this Agreement in reliance on the Warranties. Each of the Warranties shall be construed separately and independently from the others.

5.5
Each of the Warranties shall be construed as a separate Warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement, nor shall any Warranty be qualified by any knowledge (whether actual, constructive or implied) of the Investor.

5.6	Each Warrantor:
(a)
agrees that the giving by the Company or any of its officers, employees, agents or advisers (past or present) to any of the Warrantors or their agents or advisers (past or present) of any information or opinion in connection with the Warranties or the Disclosure Letter or otherwise in relation to the business or affairs of the Company in connection with the negotiation and preparation of this Agreement or the Disclosure Letter shall not be deemed to be a representation, warranty or guarantee to the Warrantors of the accuracy of such information or opinion;

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(b)
waives and releases any right which he may have against the Company and/or any director or employee of the Company for any error, omission or misrepresentation (other than fraud) in the information and opinions given by them to such Warrantor in connection with the negotiation and preparation of the Warranties or this Agreement or the Disclosure Letter;

(c)
agrees not at any time without Investor Consent to enter into any contract or arrangement or insurance whereby any other person (including, without limitation, any other Warrantor) agrees to indemnify, hold him harmless or contribute towards or otherwise share or discharge (in whole or part and whether or not conditional) any liability of his or claim against him relating to or under this Agreement; and

(d)	acknowledges that any such rights shall not constitute a defence to any claim by the Investor relating to this Agreement.
5.7
If any payment is made by any Manager in respect of the Warranties or under this Clause 5 the payers thereof shall have no right and shall not claim any right of counter indemnity or subrogation or other right of recovery of any sum so paid or any part thereof against or from the Company save to the extent expressly permitted in this Agreement.

5.8
Subject to Clause 5.18, the Investor shall not be entitled to make a claim under the Warranties in respect of any matter which is fairly disclosed in the Disclosure Letter but no other information relating to the Company of which the Investor have (or later obtain) implied or constructive knowledge shall prejudice or affect any claim made by the Investor under the Warranties or operate to reduce any amount recoverable.

5.9	The maximum aggregate liability of each Warrantor in respect of claims for breach of the Warranties shall not exceed, the amount set opposite his or its name in the table below:
Warrantor	Amount
Nasr-Eddine Djennati	£1
Andrew Mitchell	£1
Company	Subscription Monies

5.10	Any and all liability under the Warranties shall absolutely cease and determine in the case of any Warranties on 30 June 2016 (the “End Date”).
5.11	A Warrantor shall not be liable for breach of the Warranties unless:
(a)
the Warrantors shall have been served with written notice providing reasonable details of the facts then known to the Investor of the basis for the claim by the Investor of a specific breach of any Warranty prior to the relevant End Date; and

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(b)
proceedings shall have been commenced and served upon the Warrantors giving the relevant Warranty in connection with such breach within the period of 12 months (or such longer period as is agreed in writing between the parties from time to time) from the date of written notice of the breach has been given to the Warrantors who gave the relevant Warranty.

5.12	The Warrantors shall not be liable for a breach of the Warranties to the extent that the claim arises from or is increased as a result of:
(a)	any legislation not in force at the Completion Date which takes effect retrospectively;
(b)	any change (with the Investor Consent) after the Completion Date in the accounting reference date of the Company;
(c)
any change (with the Investor Consent) after the Completion Date in the accounting policies adopted by the Company or in the accounting bases upon which (i) the Company; or (ii) to the extent it relates directly to Business, in each case prepares its accounts save where such change is required to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice.

5.13
If the Warrantors (or any of them) pay to the Investor an amount representing satisfaction in full of any claim for breach of the Warranties and the Investor subsequently recovers from a third party a sum which is referable to it (after payment of any expenses incurred in recovering it), the Investor shall, as soon as reasonably practicable thereafter, repay to the applicable Warrantor or Warrantors the sum so recovered less all reasonable costs of recovery.

5.14
The Investor shall not be entitled to recover any sum in respect of any claim for breach of any of the Warranties more than once in respect of the same subject matter which gives rise to the same loss.

5.15	Without limiting the Investor’s right to claim against any of the Warrantors, the Investor may claim in whole or in part in respect of any breach of the Warranties against any of the other Warrantors.
5.16
The Warrantors shall not be liable for any claim under the Warranties to the extent that the fact, matter, event or circumstance giving rise to such claim is remediable and is remedied in full by or at the expense of the Warrantors without cost to the Company or the Investor (or any of their Connected Persons) within ten Business Days of the date on which written notice of such claim is given to the Warrantors.

5.17	Nothing in this Agreement shall be deemed to relieve the Investor from any common law duty to mitigate any loss or damage suffered by any of them.
5.18	The Disclosure Letter shall not qualify or limit nor shall any of the preceding provisions of this Clause 5 qualify or limit:
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(a)	any of the Warranties at paragraphs 2, 3.1 and 4.1 of Schedule 3;
(b)
any claim for breach of any Warranty arising (or any delay in the discovery of which arises) as a result of fraud or wilful or dishonest non-disclosure or wilful or dishonest misrepresentation on the part of any Warrantor.

5.19
The Investor warrants to the Company and each of the Managers that it is duly authorised to enter into this Agreement and the obligations of the Investor under this Agreement and each document to be executed by it at or before Completion are or when the relevant document is executed, will be enforceable on the Investor in accordance with their terms.

6	Covenants
6.1	From Completion:
(a)
the Company shall not, and the Managers shall exercise all rights and powers lawfully available to them to procure that the Group shall not, take any of the actions set out in Schedule 4, Part A without Investor Consent, unless the action is expressly required or permitted by this Agreement;

(b)
the Company shall, and the Managers shall exercise all rights and powers lawfully available to them  to procure that the Group shall, conduct its business in accordance with, and observe the covenants set out in, Schedule 4, Part B (whether or not as a matter of law such covenants are enforceable against the Group Company in question) unless with Investor Consent;

(c)	the Company and the Managers will comply with their respective obligations set out in Schedule 4, Part C regarding the provision of information to the Investor; and
(d)	each of the Managers severally undertakes to, and covenants with, the Investor in the terms of Schedule 4, Part D,
(together the “Covenants” which term shall, for the avoidance of doubt, include each of the covenants, obligations and undertakings set out in, and each of the paragraphs of, Schedule 4).
6.2
Where any action would be prohibited by Clause 6.1 but for the fact that the action is expressly stated in an approved Budget the Company and the Managers shall continue to be bound by Clause 6.1 and shall seek the necessary consents (as applicable).

6.3
It is acknowledged for the purposes of section 173 Companies Act 2006 that the Covenants in Schedule 4, Part D and other provisions of this Agreement may restrict the future exercise of discretion by Directors and the parties intend that,  to the extent permitted by that section, the discretion of such directors should be so restricted.

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6.4
If the Company or any of the Managers are in breach of any of the Covenants, and, if such breach is capable of remedy, it is not remedied within 10 Business Days of the Investor giving notice requiring such breach to be remedied, the Company and the Managers (as the case may be) shall:

(a)	provide the Investor with a full explanation for the delay or breach and assist in investigations;
(b)
if the Investor so requires the Investor may instruct a firm of chartered accountants to prepare or help in preparing the accounts or any of such reports plans budgets forecasts or statements the costs of which will be borne by the Company;

(c)	allow such advisers to make extracts from and take copies of its accounting books and records and to discuss any matter with any of its personnel and officers.
6.5
Each of the Covenants shall be construed independently of each of the others so that if one or more of them shall be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining Covenants shall be valid to the extent that they are not held to be so invalid.

7	ITEPA
7.1
Subject to Clause 7.3, each Manager hereby covenants to pay to, or at the direction of, the Company on demand an amount equal to all income tax and national insurance contributions and any related penalties or interest for which the Company (or any member of the Group) is required to account in connection with the acquisition or disposal of any shares issued to, or acquired by, the Manager (or any associated person (as defined in section 421C ITEPA) of the Manager) or with the occurrence of any event giving rise to a charge under any of the provisions of Part 7, ITEPA in relation to such shares.

7.2
Subject to Clause 7.3, if any payment required to be made by a Manager pursuant to the covenant in Clause 7 is not made within the period specified in section 222(1)(c) ITEPA, the Manager shall in addition pay to the Company an amount equal to all income tax and national insurance contributions and any related penalties or interest for which the Company (or any other company referred to in Clause 7) is required to account as a result of any amount of tax being treated as earnings from an employment of the Manager whether pursuant to section 222 of ITEPA or otherwise.

7.3
The covenants in Clause 7 and 7.2 shall only extend to any secondary Class 1 national insurance contributions to the extent that the agreement of the Manager to meet any such liability, and any payment in respect of any such liability pursuant to such covenants, is not contrary to paragraph 3A(1) schedule 1 Social Security Contributions and Benefits Act 1992.

7.4
If the Company (or any member of the Group) is liable to tax on any sum paid under any of Clauses 7 to 7.3 (inclusive), the amount so payable shall be increased by such amount as will ensure that, after payment of the tax liability, the Company (and/or and member of the Group) is left with a net sum equal to the sum it would have received and retained had no such tax liability arisen.

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8	Board
8.1
In addition to any other Shareholder right the Investor may in its absolute discretion appoint any one person to be a Director (the “Investor Director”) who may also, at the request of the Investor so appointing him, be appointed as a director of any other Group Company.  The Investor may also remove any such person(s) so appointed and appoint another person in his place.

8.2
If at any time there is no Investor Director in office, the Investor may in its absolute discretion appoint an observer to the Board who shall have the same rights as an Investor Director except that he shall not be entitled to vote at Board meetings.

8.3	The Board shall meet as appropriate or if required by the Investor Director at a venue in the United Kingdom to be decided by the Board or by remote means such as teleconference.
8.4
The Company and the Investor will agree the appointment of a mutually acceptable chairman within 24 months following Completion.  In the absence of agreement within such time, the Investor will have the right to nominate a suitable candidate who shall be appointed as chairman.   Pending such appointment, the parties agree that Nasr-Eddine Djennati will act as interim chairman.

8.5
If requested by Investor Consent, the Company will establish a remuneration committee (the “Remuneration Committee”) and/or an audit committee (the “Audit Committee”), both consisting solely of such non-executive directors and executive directors (if any) (one of whom must be the Investor Director) and chaired by such person as may be approved by Investor Consent.  The Remuneration Committee and an Audit Committee shall have such powers and terms of reference as may be agreed between the Company and Investor Consent.

8.6
The Parties agree that (i) the Investor Director, and (ii) any observer appointed by the Investor are each duly authorised to disclose and consult together with the Investor and their professional advisers for the purpose of monitoring the Investment, and the Company and the Managers shall permit the Investor and the Investor Director (if any) and the observer (if any) to consult fully together and exchange information relating to the Group for the purpose only of reviewing or appraising the business and affairs of the Group and/or for purposes relating to the Investment.

8.7
The Investor confirms and the Company and the Managers acknowledge that (i) neither the appointment of, nor the giving of any of advice by, an Investor Director or any observer appointed by the Investor to any Group Company shall constitute the giving of investment advice or constitute any Group Company as a customer of the Investor within the meaning of the Financial Services Authority handbook of rules and guidance as modified, supplemented or replaced from time to time (the “FSA Handbook”); and (ii) none of the Parties expects the Investor, the Investor Director or their observer to owe to any Group Company any duties or responsibilities as a customer within the meaning of the FSA Handbook.

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9	Consents etc
9.1	No consent or approval to be given by the Investor or by Investor Consent under this Agreement shall be valid unless given in writing.
9.2
The carrying out of such duties and powers and the giving (or not) of such consents by the Investor or Investor Consent shall not (unless otherwise expressly stated) constitute a variation of this Agreement or remove the need to seek a similar consent for a subsequent similar matter.

9.3
Where any consent or approval of the Investor or an Investor Director is required or sought in respect of any provision of this Agreement, the Investor or, as the case may be, an Investor Director shall have a complete and unfettered discretion as to whether or not to give the consent or approval and whether or not to impose any terms, conditions or limitations on any such consent or approval.

10	Announcements and confidentiality
10.1	Subject to Clauses 10.2 and 10.3, the terms of this Agreement shall be confidential to the parties.
10.2	The Company and each of the Managers undertakes to the Investor that the Investor and the Investor Director are free to disclose (on a confidential basis) to:
(a)	the Investor or any parent undertaking of the Investor or any subsidiary undertaking of the Investor;
(b)
any professional adviser to, trustee or manager of or investor or prospective investor in any fund on behalf of which the Investor (or their nominees or custodian) holds shares in the capital of the Company;

(c)	any professional adviser or auditor to any such company or fund;
(d)	any regulatory body responsible for any such company or fund (to the extent that such regulatory body requires it);
(e)	any actual or prospective provider of finance to any Group Company;
(f)	any professional adviser to any of the foregoing; and
(g)	any person to whom they may disclose information under Clause 8.6;
any information it or he receives relating to the Group, any Group Company or its businesses and affairs.
10.3	The obligations of confidentiality in Clause 10.2 or otherwise shall not apply to the Investor or the Investor Director in the event that:
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(a)
any of them is expressly obliged by law or by the rules and regulations of any recognised investment exchange or by the terms upon which the Investor has raised finance (whether debt or equity) to disclose or divulge any such information;

(b)	if the information concerned shall have come into the public domain otherwise than by virtue of a prior breach by them of such obligations of confidentiality; or
(c)	as expressly permitted by the Board (with the approval of the Investor Director).
10.4	Each Manager and the Company undertakes to the Investor to keep confidential the terms of the Investment and all matters contemplated by this Agreement.
11	Variation of this Agreement and the Articles
11.1
If the Board and with Investor Consent concludes that any changes need to be made to the Articles so as to give effect to the provisions of the Companies Act 2006, to the extent that the effectual changes do not alter the commercial effect intended by the Articles nor, as an overriding provision, conflict with the provisions of this Agreement, if so requested by the Board and the Investor, the parties to this Agreement shall, so far as are able in their capacity as Directors and/or Shareholders, approve the necessary changes to the Articles, and the Managers shall use their reasonable endeavours to recommend to the other Shareholders that they also approve those changes.

11.2
If any Manager ceases to be employed or engaged by or contracted to provide services to the Company or another Group Company in any such capacity or ceases to hold Shares (whichever is the later) then, as from the date of such cessation, this Agreement may be varied without reference to (or the need for the signature on any relevant document of) such Manager provided that (for the avoidance of doubt) such variation shall not give rise to any new or increased liability of that Party.

12	Notices
12.1
All notices to be given to a party under this Agreement shall be in writing in English and shall be marked for the attention of the person, and delivered by hand or sent by first class prepaid post (or by air mail if to an address outside the United Kingdom) or by email addressed to the party below:

(a)	in the case of the Company:
Address:	its registered office

email:	nasser.djennati@bioamd.com

Attention:	Nasser Djennati

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(b)	in the case of each Manager:
Address:	his address appearing in part A of Schedule 1

email:	such email as may be notified from time to time

Attention:	to the relevant Manager

(c)	in the case of the Investor:
Address:	its address appearing on page 1

email:	tom.barr@bioamd.com

Attention:	Tom Barr

A party may change the details recorded for it in this Clause by notice to the other in accordance with this Clause 12.
12.2	A notice shall be treated as having been received:
(a)
if delivered by hand between 9.00 am and 5.00 pm on a Business Day (which time period is referred to in this Clause 12 as “Business Hours”), when so delivered; and if delivered by hand outside Business Hours, at the next start of Business Hours;

(b)	if sent by first class post, at 9.00 am on the second Business Day after posting if posted on a Business Day and at 9.00 am on the third Business Day after posting if not posted on a Business Day;
(c)	if sent by air mail, at 9.00 am on the fifth Business Day after posting if posted on a Business Day and at 9.00 am on the sixth Business Day after posting if not posted on a Business Day; and
(d)	if sent by email, when sent if sent during Business Hours and if sent by email outside Business Hours, at the next start of Business Hours.
12.3
In proving that a notice has been given it shall be conclusive evidence to prove that delivery was made, or that the envelope containing the notice was properly addressed and posted or that the email was properly addressed and despatched and confirmation of full transmission was received (as the case may be).

13	General
13.1
Entire agreement: This Agreement (together with all documents entered into or referred to in this Agreement and all other documents to be entered into pursuant to, or in connection with, the Agreement) sets out the entire agreement and understanding between the parties, and supersedes all proposals and prior agreements, arrangements and understandings between the parties, relating to its subject matter.

13.2
Acknowledgment: Each party acknowledges that in entering into this Agreement (and any other document to be entered into pursuant to it) it does not rely on any representation, warranty, collateral contract or other assurance of any person (whether party to this Agreement or not) that is not set out in this Agreement or the documents referred to in it.  Nothing in this Agreement shall, however, limit or exclude any liability for fraud.

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13.3
Further assurance:  Each party shall do and execute, or arrange for the doing and executing of, any other act and document reasonably requested of it by the other party to implement and give full effect to the terms of this Agreement.

13.4
Survival of rights:  Neither Completion nor termination of this Agreement for any reason shall affect any rights or liabilities that have accrued prior to Completion or termination (as the case may be) or the coming into force or continuance in force of any term that is expressly or by implication intended to come into or continue in force on or after Completion or termination.

13.5
Assignment: The parties undertake to each other that it shall be a condition of any sale or transfer or other disposal of any Share (or any interest in it) and of any issue of Shares to any person who is not a party to this Agreement or who has not already entered into a Deed or Adherence that prior to it being effected, if so requested by the Investor, such person shall have entered into a Deed of Adherence. The Company will also join into such Deed of Adherence.  The Company is irrevocably authorised by all other persons who are for the time being parties to this Agreement to enter into on their behalf any Deed of Adherence so approved by the Investor.

13.6	Variation: Subject to clause 11.1, no variation of this Agreement shall be effective unless it is in writing and is signed by or on behalf of each of the parties.
13.7
Waiver and Severability:  No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Investor shall constitute a waiver of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise. The parties intend each provision of this Agreement to be severable and distinct from the others.  If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the parties intend that the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

13.8
Rights cumulative:  The rights and remedies of the Investor in connection with this Agreement are cumulative and, except as expressly stated in this Agreement, are not exclusive of any other rights or remedies provided by law or equity or otherwise.  Except as expressly stated in this Agreement (or at law or in equity in the case or rights and remedies provided by law or equity) any right or remedy may be exercised (wholly or partially) from time to time.

13.9	Rescission: No party to this Agreement shall be entitled to rescind this Agreement after Completion.
13.10	Obligations: Where more than one person takes on any obligation such obligation shall, unless otherwise expressly stated, be several.
13.11
Conflict: If there is any conflict between this Agreement and the Articles, this Agreement shall as between the parties prevail, and, if required by the Investor, the parties shall take all steps necessary to amend the Articles so as to remove such conflict.

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13.12	Third party rights: Unless this Agreement expressly states otherwise:
(a)	a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and
(b)
if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and any documents entered into pursuant to or in connection with it) without the consent of that person.

13.13	Counterparts: The parties may enter into this Agreement in any number of counterparts and on separate counterparts, all of which taken together shall constitute one and the same instrument.
14	Governing law and jurisdiction
14.1
This Agreement will be governed by and construed in accordance with English law and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation will be determined in accordance with English law.

14.2	Each party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters (including non-contractual matters) arising out of or in connection with this Agreement.
Executed and delivered as a deed by the parties or their duly authorised representatives as a deed on the date of this Agreement.

Executed as a deed by Bio-AMD UK Holdings Limited acting by a director in the presence of	)
)
	)	Nasser Djennati, Director

Signature of witness

Name

Address

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Executed as a deed by Nasr-Eddine Djennati in the presence of	)
)
)

Signature of witness

Name

Address

Executed as a deed by Andrew Mitchell in the presence of	)
)
)

Signature of witness

Name

Address

Executed as a deed by Bio-AMD Inc. acting by a director in the presence of	)
)
	)	Tom Barr, CEO & Director

Signature of witness

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